CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Micron Enviro Systems, Inc. of our report dated March 15, 2002 relating to the consolidated financial statements of Micron Enviro Systems, Inc. as of December 31, 2001 and 2000, which appear in the December 31, 2001 annual report on Form 10-KSB of Micron Enviro Systems, Inc.


/s/ Williams & Webster, P.S.
Certified Public Accountants
Spokane, Washington
January 27, 2003